                                                                     Exhibit 8.1


                          [SIDLEY & AUSTIN LETTERHEAD]



                                 January 14, 1998


Starwood Hotels & Resorts Trust
2231 E. Camelback Road
Suite 410
Phoenix, Arizona 85016

Starwood Hotels & Resorts Worldwide, Inc.
2231 E. Camelback Road
Suite 400
Phoenix, Arizona 85016

            Re:  Starwood Hotels & Resorts Trust
                 Starwood Hotels & Resorts Worldwide, Inc.
                 Registration Statement on Form S-4
                 File Nos. 333-39409 and 333-39409-1
                 -----------------------------------

Ladies and Gentlemen:

         We have acted as special counsel to Starwood Hotels & Resorts Trust, a Maryland real estate investment trust (the "Trust"), and Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the "Corporation" and, together with the Trust, the "Starwood Lodging"), in connection with

SIDLEY & AUSTIN                                                      LOS ANGELES


Starwood Hotels & Resorts Trust
Starwood Hotels & Resorts Worldwide, Inc.
January 14, 1998
Page 2



the preparation of the Registration Statement on Form S-4 of Starwood Lodging, as initially filed with the Securities and Exchange Commission (the "Commission") on November 4, 1997 (as thereafter amended from time to time and together with all exhibits thereto, the "Registration Statement"). This opinion is being furnished in accordance with the requirements of Item 21(a) of Form S-4 and Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended (the "Act"). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Registration Statement.

SIDLEY & AUSTIN                                                      LOS ANGELES


Starwood Hotels & Resorts Trust
Starwood Hotels & Resorts Worldwide, Inc.
January 14, 1998
Page 3




              Our opinion is based upon an examination of the Registration Statement, and such other documents as we have deemed necessary or appropriate as a basis therefor. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon the detailed statements and representations of Starwood Lodging set forth in its letters to us dated the date of this opinion, which letters are attached hereto and incorporated by reference herein. Our opinion is premised on the accuracy of such statements and representations. We have also assumed that the Merger and the other transactions specified in the Merger Agreement to be effected on or prior to the Closing Date will be consummated as contemplated in the Registration Statement.





          I.  ANALYSIS AND DISCUSSION

              1.   In General

              The analysis and discussion set forth in the summary contained in the Registration Statement under the caption "Federal Income Tax Consequences" is hereby incorporated by reference as though set forth herein in its entirety.

              2.   Section 269B of the Code

              Section 269B(a)(3) of the Code provides that, for purposes of determining whether any stapled entity is a REIT, all entities which are stapled entities with respect to each

SIDLEY & AUSTIN                                                      LOS ANGELES


Starwood Hotels & Resorts Trust
Starwood Hotels & Resorts Worldwide, Inc.
January 14, 1998
Page 4



other shall be treated as one entity. Section 269B(c) of the Code defines the term "stapled entities" to mean any group of two or more entities if more than 50 percent in value of the beneficial ownership in each of such entities consists of interests where, by reason of form of ownership, restrictions on transfer, or other terms or conditions, the transfer of one of such interests causes or requires the transfer of the other of such interests.

              The Trust and the Corporation are "stapled entities" within the meaning of Section 269B(c) of the Code. Therefore, if Section 269B(a)(3) were to apply to the Trust and the Corporation, they would be treated as one entity for purposes of determining whether the Trust is a REIT. In such case, the Trust would not satisfy either the 75 percent or the 95 percent gross income tests provided in Sections 856(c)(2) and (3) of the Code and the Trust would not qualify as a REIT.

              Section 136(c)(3) of the Deficit Reduction Act of 1984, P.L. 98-369 (the "1984 Tax Act"), however, provides that Section 269B(a)(3) of the Code shall not apply in determining the application of Sections 856 through 859 of the Code to any REIT which is part of a group of stapled entities if:

              (A) all members of such group were stapled entities as of June 30, 1983, and

              (B) as of June 30, 1983, such group included one or more REITs.

No regulations, rulings or cases have been issued or decided interpreting
Section 136(c)(3) of the 1984 Tax Act.

              Section 269B(a)(3) of the Code does not apply to the Trust because the Trust and the Corporation were stapled entities on June 30, 1983 and the Trust was a REIT on such date. Section 136(c)(3) of the 1984 Tax Act does not, by its terms, require the Trust to have been a REIT at all times after June 30, 1983 in order for Section 269B(a)(3) of the Code not to apply. Therefore, the termination of the Trust's status as a REIT for the taxable years ended December 31, 1991 through 1994 did not result in Section 269B(a)(3) of the Code applying to the Trust for the taxable year ending December 31, 1995, nor will it result in Section 269B(a)(3) of the Code applying to the Trust for future taxable years. Because there are no judicial or administrative authorities interpreting
Section 136(c)(3) of the 1984 Tax Act, this conclusion is based solely on the literal language of this provision.

SIDLEY & AUSTIN                                                      LOS ANGELES


Starwood Hotels & Resorts Trust
Starwood Hotels & Resorts Worldwide, Inc.
January 14, 1998
Page 5




          II. OPINION


              In rendering our opinion, we have considered the applicable provisions of the Code, Regulations, judicial decisions, administrative rulings and other applicable authorities, in each case as in effect on the date hereof. The statutory provisions, regulations, decisions, rulings and other authorities on which this opinion is based are subject to change, and such changes could apply retroactively. Opinions of counsel are not binding on the IRS or on any court. Accordingly, no assurance can be given that the IRS will not challenge the propriety of one or more of the opinions set forth in the following paragraphs or that such a challenge would not be successful.


              Based upon and subject to the foregoing, we are of the opinion that:

              1. The discussion set forth in the section of the Registration Statement entitled "Federal Income Tax Consequences" constitutes, in all material respects, a fair and accurate summary of the Federal income tax consequences that are likely to be material to Starwood Lodging and to its shareholders and stockholders and constitutes the opinion of Sidley & Austin to the extent so stated in such section.

              2. Commencing with its taxable year ended December 31, 1995, the Trust was organized and operated in conformity with the requirements for qualification as a REIT pursuant to Sections 856 through 860 of the Code and the Regulations, and Starwood Lodging's proposed method of operation will enable the Trust to continue to meet the requirements for qualification and taxation as a REIT under the Code and the Regulations for its taxable year ending December 31, 1998 and for future taxable years.

              3. Section 269B(a)(3) of the Code has not applied and will continue not to apply to the Trust and the Corporation.

              4. The separate corporate identities of the Trust and the Corporation will be respected.

              5. The Leases will be treated as true leases for Federal income tax purposes.

              6. Except to the extent such rent is attributable to personal property, the rent payable under the Leases will be treated as "rents from real property" for purposes of Sections 856(c)(2) and (3) of the Code.


              7. Based on examples contained in Section 1.701-2(b) of the Regulations, the structure of Starwood Lodging is not inconsistent with the intent of Subchapter K of the Code and the IRS will not be able to invoke Section 1.701-2(b) of the Regulations to recast the structure of the Starwood Lodging for Federal income tax purposes.

SIDLEY & AUSTIN                                                      LOS ANGELES


Starwood Hotels & Resorts Trust
Starwood Hotels & Resorts Worldwide, Inc.
January 14, 1998
Page 6



              Other than as expressly stated above, we express no opinion on any issue relating to Starwood Lodging or to any investment therein or under any other law. We are furnishing this opinion to you for Starwood Lodging's benefit in connection with the filing of the Registration Statement with the Commission and this opinion is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our written permission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented, or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

              We consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to Sidley & Austin therein under the caption "Legal Matters." In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.


                                       Very truly yours,



                                       Sidley & Austin

                    STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
                             2231 E. CAMELBACK ROAD
                                    SUITE 400
                             PHOENIX, ARIZONA 85016





                                January 14, 1998



Sidley & Austin
555 West Fifth Street
Los Angeles, California 90013

                  Re:      Tax Opinion

Ladies and Gentlemen:

                  In connection with the opinion letter (the "Opinion Letter") to be provided by Sidley & Austin in connection with the preparation of the Registration Statement on Form S-4 of Starwood Lodging, as initially filed with the Securities and Exchange Commission on November 4, 1997 (as thereafter amended from time to time and together with all exhibits thereto, the "Registration Statement") and recognizing that Sidley & Austin will rely on this letter in providing the Opinion Letter, the undersigned, an officer of Starwood Hotels & Resorts Worldwide, Inc. (the "Corporation"), duly appointed by the Board of Directors of the Corporation and acting as such, hereby certifies the following, to the best knowledge of the Corporation, as of the date hereof. Insofar as such certification pertains to any person other than the Corporation, such certification is only as to the knowledge of the undersigned without specific inquiry. Capitalized terms used but not defined herein have the meaning provided in the Registration Statement. References to the Trust and the Corporation include their respective subsidiaries.

                  1. Each of the following documents has been (or will be) duly authorized, executed, and delivered, and has not been amended or further amended after the noted date:

                           a. The Articles of Incorporation of the Corporation
                  as amended and restated as of February 1, 1995, and as amended as of January 2, 1998;

                           b. The Certificate of Limited Partnership of the
                  Operating Partnership dated as of December 13, 1994, as corrected as of December 20,
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Sidley & Austin
January 14, 1998
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                  1994, as amended as of March 30, 1995, as amended and restated
                  as of July 5, 1995, and as further amended as of November 14, 1997;

                           c. The Second Amended and Restated Limited
                  Partnership Agreement of the Operating Partnership dated as of November 14, 1997, and as amended as of January 1, 1998 (the "Operating Agreement");


                           d. The organizational documents and the limited
                  partnership agreement or limited liability company agreement, as the case may be, for each of the limited partnerships and limited liability companies in which the Corporation owns a direct or indirect interest (the "Operating Subsidiary Entities"), as amended to the date hereof;


                           e. The Transaction Agreement;

                           f. The Merger Agreement; and

                           g. Any other documents we have furnished you in
                  connection with your issuance of your opinion.

                  2. During its taxable years ended December 31, 1995, 1996 and 1997 and during each of its taxable years ending after December 31, 1997, each of the Corporation, the Operating Partnership and the Operating Subsidiary Entities has operated and will operate in such a manner that will make each representation set forth below true for such years or for the period set forth in such representation.

                  3. The Corporation will not make any amendments to its organizational documents after the date hereof that would affect the Trust's qualification as a real estate investment trust as defined in
         Section 856(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                  4. Each partner of the Operating Partnership and of an Operating Subsidiary Entity that is a partnership and each member of an Operating Subsidiary Entity that is a limited liability company that is a corporation or other entity has a valid legal existence.
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Sidley & Austin
January 14, 1998
Page 3



                  5. Each partner and each member, as the case may be, has full power, authority, and legal right to enter into and perform the terms of the Operating Agreement or the partnership or limited liability company agreements of the Operating Subsidiary Entities, as the case may be, and the transactions contemplated thereby.

                  6. No actions will be taken by the Corporation, the Operating Partnership, or any Operating Subsidiary Entity or the partners or the members of any of them, that would have the effect of altering the facts upon which your opinion is based.

                  7. The Paired Shares were paired prior to June 30, 1983, and at all times thereafter.

                  8. Not all of the trustees of the Trust are also directors of the Corporation, and some of the directors of the Corporation are not trustees of the Trust. No individual serves as an officer of both the Trust and the Corporation concurrently.

                  9. The Corporation, the Operating Partnership, each Operating Subsidiary Entity, Atlanta and St. John each maintain separate books and records.

                  10. The Trust, the Realty Partnership, the Realty Subsidiary Entities and the Subsidiary REITs do not and will not furnish or render any services to the Corporation, the Operating Partnership, any of the Operating Subsidiary Entities, Atlanta or St. John.

                  11. At all times, material transactions among the Trust, the Corporation, the Realty Partnership, the Realty Subsidiary Entities, the Subsidiary REITs, the Operating Partnership, the Operating Subsidiary Entities, Atlanta or St. John, or any of them, have been and will be negotiated and structured with the intention of achieving an arm's-length result.

                  12. The Operating Partnership and the Operating Subsidiary Entities are each bona fide and each transaction or series of related transactions will be entered into for a substantial business purpose.

                  13. The payment of cash in lieu of fractional Paired Shares was not separately bargained for consideration and will be made solely for the purpose of saving the Trust and the Corporation the expense and inconvenience of issuing fractional Paired Shares.
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Sidley & Austin
January 14, 1998
Page 4



                  14. The fair market value of the real estate assets of ITT Corporation exceeds four billion dollars ($4,000,000,000).

                  15. As of the date hereof, the fair market value of the Corporation Shares and the fair market value of the Trust Shares relative to the total fair market value of the Paired Shares is 30% and 70%, respectively.

                  16. The 0.25% per annum fee to be received by the Trust for its guarantee of the third party indebtedness to be incurred by the Corporation in connection with the Merger is reasonable as to each of the Trust and the Corporation.

                  17. As of the date hereof, the Corporation could arrange debt financing for the acquisition of ITT without the credit support provided by a guaranty by the Trust.

                  18. The Merger will be consummated in compliance with the material terms of the Merger Agreement, and none of the material terms and conditions therein have been waived or modified.

                  19. Where the foregoing representations involve matters of law, you have explained to us the relevant and material legal authority to which such representations relate.

         The undersigned fully understands that Sidley & Austin will be relying on the accuracy and completeness of the statements made in this letter in rendering the opinions contained in the Opinion Letter, and the undersigned has examined such records and other documents and made such inquiries and investigation as the undersigned deemed necessary to obtain sufficient actual knowledge to support the representations made herein.

                                        Very truly yours,

                                        STARWOOD HOTELS & RESORTS
                                        WORLDWIDE, INC.



                                        By: /s/ Alan M. Schnaid
                                           --------------------------
                                           Name:  Alan M. Schnaid
                                           Title: Vice President and
                                                  Corporate Controller

                         STARWOOD HOTELS & RESORTS TRUST
                             2231 E. CAMELBACK ROAD
                                    SUITE 410
                             PHOENIX, ARIZONA 85016





                                January 14, 1998



Sidley & Austin
555 West Fifth Street
Los Angeles, California 90013

                  Re:      Tax Opinion

Ladies and Gentlemen:


                  In connection with the opinion letter (the "Opinion Letter") to be provided by Sidley & Austin in connection with the preparation of the Registration Statement on Form S-4 of Starwood Lodging, as initially filed with the Securities and Exchange Commission on November 4, 1997 (as thereafter amended from time to time and together with all exhibits thereto, the "Registration Statement") and recognizing that Sidley & Austin will rely on this letter in providing the Opinion Letter, the undersigned, an officer of Starwood Hotels & Resorts Trust (the "Trust"), duly appointed by the Board of Trustees of the Trust and acting as such, hereby certifies the following, to the best knowledge of the Trust, as of the date hereof. Insofar as such certification pertains to any person other than the Trust, such certification is only as to the knowledge of the undersigned without specific inquiry. Capitalized terms used but not defined herein have the meaning provided in the Registration Statement. References to the Trust and the Corporation include their respective subsidiaries.


                  1. Each of the following documents has been (or will be) duly authorized, executed, and delivered, and has not been amended or further amended after the noted date:

                           a. The Trust's Declaration of Trust dated August 25,
                  1969, as amended and restated as of June 6, 1988, as further amended as of February 1, 1995, and as further amended as of January 2, 1998;

                           b. The letter ruling issued by the Internal Revenue
                  Service (the "IRS") to the Trust dated January 4, 1980;
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Sidley & Austin
January 14, 1998
Page 2



                           c. The letter from the IRS to the Trust dated August
                  15, 1994, concerning the termination of the Trust's election to be taxed as a REIT (the "IRS Letter");

                           d. The Certificate of Limited Partnership of the
                  Realty Partnership dated December 9, 1994, as corrected as of December 20, 1994, as amended as of March 30, 1995, and as amended and restated as of July 5, 1995;

                           e. The Second Amended and Restated Limited
                  Partnership Agreement of the Realty Partnership dated as of November 14, 1997, as amended as of January 1, 1998 (the "Realty Agreement");

                           f. The Formation Agreement dated as of November 11,
                  1994, among the Trust, the Corporation, Starwood Capital Group, L.P., Berl Holdings, L.P., Starwood Apollo Hotel Partners I, L.P., Starwood Apollo Hotel Partners VIII, L.P., Starwood Apollo Hotel Partners IX, L.P., and Starwood Nomura Hotel Investors, L.P. as amended to the date hereof, and the exhibits and schedules attached thereto;

                           g. The organizational documents and the limited
                  partnership agreement or limited liability company agreement, as the case may be, for each of the limited partnerships and limited liability companies in which the Trust owns a direct or indirect interest (the "Realty Subsidiary Entities"), as amended to the date hereof;

                           h. The Transaction Agreement;

                           i. The Merger Agreement; and

                           j. Any other documents we have furnished you in
                  connection with your issuance of your opinion.

                  2. During its taxable year ended December 31, 1995 and during each of its taxable years ending after December 31, 1995, each of the Trust, the Realty Partnership and the Realty Subsidiary Entities has operated and will operate in such a manner that will make each representation set forth below true for such years or for the period set forth in such representation.
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January 14, 1998
Page 3



                  3. The Trust will not make any amendments to its organizational documents after the date hereof that would affect the Trust's qualification as a real estate investment trust as defined in
         Section 856(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                  4. Each partner of the Realty Partnership, and each partner or member of the Realty Subsidiary Entities that is a corporation or other entity has a valid legal existence.

                  5. Each partner and each member of the Realty Partnership and the Realty Subsidiary Entities has full power, authority, and legal right to enter into and perform the terms of the Realty Agreement or the partnership or limited liability company agreements, as the case may be, of each Realty Subsidiary Entity, and the transactions contemplated thereby.

                  6. No actions will be taken by the Trust, any Realty Subsidiary Entity or the partners or the members of any of them, that would have the effect of altering the facts upon which your opinion is based.

                  7. The Trust has filed amended federal income tax returns for its taxable years ended December 31, 1991 and 1992 reflecting that it did not qualify as a real estate investment trust (a "REIT") and was taxable as a C corporation. The Trust has filed its federal income tax returns for its taxable years ended December 31, 1993 and 1994 reflecting that it did not qualify as a REIT and was taxable as a C corporation.

                  8. At all times on or after January 1, 1995, the Trust was and will be managed by the Board of Trustees and, except for immaterial amounts, the paired shares of the Trust and the Corporation (the "Paired Shares") were and will be transferable. At all times after the Closing Date, each Subsidiary REIT will be managed by its board of directors and we will not agree to any changes to the certificate of incorporation, by-laws or other relevant documents that would result in the stock of each Subsidiary REIT not being transferable.

                  9. The Trust timely elected to be a REIT for its taxable year ending December 31, 1995, computed its taxable income as a REIT on its federal income tax return for that taxable year, and filed IRS Form 1120-REIT with a copy of the IRS Letter attached thereto properly and timely electing REIT status and has not terminated or revoked such election. The Subsidiary REITs will timely file IRS Forms 1120-REIT for their taxable years ending December 31, 1998, will timely elect to be taxed as REITs for such year and will not terminate or revoke such elections.
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Sidley & Austin
January 14, 1998
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                  10. The Trust has timely filed its income tax return for its taxable year ended December 31, 1996, and will timely file its income tax returns for subsequent taxable years reflecting that it has qualified as a REIT and will not terminate or revoke its election to be taxed as a REIT.

                  11. The Trust, as of December 31, 1994, did not have any accumulated earnings and profits. As of December 31, 1998, the Trust will not have any earnings and profits accumulated in any year in which the Trust, or any corporation to whose earnings and profits the Trust succeeded by operation of Section 381 of the Code, was not a REIT.


                  12. The Trust timely made an election pursuant to IRS
         Notice 88-19, 1988-2 C.B. 486, to apply rules similar to those of
         Section 1374 of the Code for its taxable year ended December 31, 1995 and the Trust and the Subsidiary REITs will each make such an election for their taxable years ending December 31, 1998.


                  13. The Paired Shares were paired prior to June 30, 1983, and at all times thereafter.

                  14. The following requirements are now and will continue to be met by any person which provides services with respect of or to any tenant of a property in which the Realty Partnership, the Realty Subsidiary Entities and, commencing with the taxable year ending December 31, 1998, the Subsidiary REITs, own an interest (the "Properties"):

                           a. Such person does not and will not own, directly or
                  indirectly (within the meaning of Section 856(d)(5) of the Code), more than 35 percent of the shares of beneficial interest of the Trust (the "Trust Shares") or the stock of any Subsidiary REIT;

                           b. If such person is a corporation, not more than 35
                  percent of its stock, measured by voting power or number of shares, or, if such person is a non corporate entity, not more than a 35 percent interest in its assets or net profits is or will be owned, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), by one or more persons who own 35 percent or more of the Trust Shares or the stock of any Subsidiary REIT;

                           c. None of the Trust, any Realty Subsidiary Entity or
                  any Subsidiary REIT presently derives or receives, or will derive or receive, any income from such person;
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Sidley & Austin
January 14, 1998
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                           d. Such person was, is and will be adequately
                  compensated for its services; and

                           e. If such person is an individual, he or she is not
                  and will not be an officer of the Trust, any Realty Subsidiary Entity or any Subsidiary REIT.

                  15. Beneficial ownership of the Trust was held by 100 or more persons for at least 335 days of each of the taxable years ended December 31, 1995, 1996 and 1997 and will be held by 100 or more persons for at least 335 days of each taxable year ending after December 31, 1997. Beneficial ownership of each Subsidiary REIT will be held by 100 or more persons for at least 335 days of each taxable year ending on or after December 31, 1999.

                  16. At no time during the last half of the Trust's taxable years ended December 31, 1995, 1996 and 1997 and at no time during the last half of each of the Trust's taxable years ending after December 31, 1997, were or will more than 50 percent in value of the Trust Shares be owned, directly or indirectly (within the meaning of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code), by or for the benefit of five or fewer individuals. At no time during the last half of each Subsidiary REITs' taxable years ending on or after December 31, 1999, were or will more than 50 percent in value of the stock of any Subsidiary REIT be owned, directly or indirectly (within the meaning of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code), by or for the benefit of five or fewer individuals.

                  17. During the Trust's taxable years ended December 31, 1995, 1996 and 1997 and during each of the Trust's taxable years ending after December 31, 1997, at least 95 percent of the gross income of the Trust and each Subsidiary REIT, determined after application of Treas. Reg.
         Section 1.856-3(g), excluding gross income from the sale of property held as inventory or held primarily for sale to customers in the ordinary course of the trade or business of the Trust, each Realty Subsidiary Entity and each Subsidiary REIT, as the case may be ("Prohibited Income"), was and will be derived from:

                           a.       Dividends;

                           b.       Interest;

                           c.       Rents from real property;
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January 14, 1998
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                           d. Gain from the sale or other disposition of stock,
                  securities, and real property (including interests in real property and interests in mortgages on real property) that is not Prohibited Income;

                           e. Abatements and refunds of taxes on real property;

                           f. Income and gain derived from foreclosure property
                  as defined in Section 856(e) of the Code ("Foreclosure Property");

                           g. Amounts (other than amounts the determination of
                  which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property);

                           h. Gain from the sale or other disposition of real
                  estate assets (including regular and residual interests in real estate mortgage investment conduits ("REMICs")) that is not Prohibited Income;

                           i. Payments under bona fide interest rate swap or cap
                  agreements entered into by any of the Trust or any Realty Subsidiary Entity to hedge variable rate indebtedness that it incurred to acquire or carry real estate assets (including regular and residual interests in REMICs, to the extent provided in Section 856(c)(6)(E) of the Code) ("Qualified Hedging Contracts")(1); and

                           j. Gain from the sale or other disposition of
                  Qualified Hedging Contracts.

                  18. During the Trust's taxable years ended December 31, 1995, 1996 and 1997 and during each of the Trust's taxable years ending after December 31, 1997, and during each Subsidiary REIT's taxable years ending on or after December 31, 1998, at least 75 percent of the gross income of the Trust and each Subsidiary REIT, determined after

------------------

(1) For taxable years ending after December 31, 1997, Qualified Hedging Contracts will include any interest rate swap or cap agreement, option, futures contract, forward rate agreement, or any similar financial instrument, entered into in a transaction to reduce the interest rate risks with respect to any indebtedness incurred or to be incurred to acquire or carry real estate assets.

Sidley & Austin
January 14, 1998
Page 7



         application of Treas. Reg. Section 1.856-3(g) (excluding Prohibited Income) was and will be derived from:

                           a. Rents from real property (excluding any interest
                  accrued on such rents);

                           b. Interest on obligations secured by mortgages on
                  real property or on interests in real property (including interests on regular or residual interests in REMICs, to the extent provided in Section 856(c)(6)(E) of the Code);

                           c. Gain from the sale or other disposition of real
                  property (including interests in real property and interests in mortgages on real property) that was not Prohibited Income;

                           d. Dividends or other distributions on, and gain
                  (other than Prohibited Income) from the sale or other disposition of, transferable shares in other REITs;

                           e. Abatements and refunds of taxes on real property;

                           f. Income and gain (other than Prohibited Income)
                  derived from Foreclosure Property;

                           g. Amounts (other than amounts the determination of
                  which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property);

                           h. Gain (other than Prohibited Income) from the sale
                  or other disposition of real estate assets (including regular and residual interests in REMICs, to the extent provided in
                  Section 856(c)(6)(E) of the Code); and

                           i. Income that is (i) attributable to stock or a debt
                  instrument, (ii) attributable to the temporary investment of amounts received in exchange for Trust Shares (other than Trust Shares issued pursuant to a dividend reinvestment plan) or in a public offering of debt obligations of the Trust which have maturities of at least five years, and (iii) received or accrued during the one-year period beginning on the date on which the Trust received such amounts.

Sidley & Austin

January 14, 1998

                  19. The leases entered into by the Trust, the Realty Partnership, the Realty Subsidiary Entities and the Subsidiary REITs to the Corporation, the Operating Partnership, the limited partnerships or limited liability companies owned in whole or in part by the Operating Partnership (the "Operating Subsidiary Entities") and others (the "Leases") provide that rent is the greater of a fixed amount or a percentage amount that is either fixed or based on a percentage of receipts or sales derived with respect to the property (the "Percentage Rent"). The percentages used to compute the Percentage Rent (i) will not be renegotiated during the term of the Leases in a manner that has the effect of basing the Percentage Rent on income or profits of any person and (ii) will conform with normal business practices.

                  20. The parties to each Lease intend for their relationship to be that of lessor and lessee, or sublessor and sublessee, as the case may be, and each current relationship is and each future relationship shall be documented by a lease agreement; the lessees or sublessees, as the case may be, have and shall have the right to exclusive possession and use and quiet enjoyment of the leased premises during the term of the Leases; the lessees bear and will bear the cost of, and are or will be responsible for, day-to-day maintenance and repair of the leased premises, other than the cost of certain capital expenditures, and dictate and will dictate how the leased premises are operated and maintained; the lessees or sublessees, as the case may be, bear and will bear all of the costs and expenses of operating the leased premises during the term of the Leases; the term of each Lease is less than the economic life of the leased premises and the lessees do not have purchase options with respect to the leased premises; the lessees or sublessees, as the case may be, are required to pay substantial fixed rent during the term of the Leases; and each lessee or sublessee, as the case may be, stands to incur substantial losses or reap substantial profits depending on how successfully it operates the leased premises.

                  21. The Trust has monitored and will monitor the terms of each lease entered into or assumed by it, the Realty Partnership, any Realty Subsidiary Entity and each Subsidiary REIT to ensure that the amount of rent attributable to personal property received or accrued by the Realty Partnership, the Realty Subsidiary Entities and each Subsidiary REIT does not cause the Trust or any Subsidiary REIT to fail to satisfy the gross income tests of Sections 856(c)(2) and (3) of the Code.

                  22. During the Trust's taxable years ended December 31, 1995, 1996 and 1997 and during each of the Trust's taxable years ending after December 31, 1997, the Trust, determined after application of Treas. Reg. Section 1.856-3(g), and, for taxable years ending on or after December 31, 1998, the Subsidiary REITs, did not and will not receive or accrue, directly or indirectly, any rent, interest, contingency fees, or other amounts that were

Sidley & Austin

January 14, 1998
         determined in whole or in part with reference to the income or profits derived by any person (excluding amounts received (i) as rents that are (A) based solely on a percentage or percentages of receipts or sales and the percentage or percentages are fixed at the time the leases are entered into, are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits, and conform with normal business practices or (B) attributable to qualified rents from subtenants as provided in Section 856(d)(6) of the Code, and
         (ii) as interest that was (A) based solely on a fixed percentage or percentages of receipts or sales or (B) attributable to qualified rents received or accrued by debtors as provided by Section 856(f)(2) of the
         Code).

                  23. During the Trust's taxable years ended December 31, 1995, 1996 and 1997 and for each of the Trust's taxable years ending after December 31, 1997, the Trust and, for taxable years ending on or after December 31, 1998, the Subsidiary REITs did not and will not own, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), 10 percent or more, by voting power, value or number, of the shares of the Corporation or 10 percent or more of the assets or net profits of the Operating Partnership or any Operating Subsidiary Entity, except that for taxable years ending after December 31, 1997, the Trust may own 100 percent of the stock of a subsidiary corporation. The Trust and, for taxable years ending on or after December 31, 1998, the Subsidiary REITs did not and will not receive or accrue, directly or indirectly, any rents from any of the following:

                           a. A corporation of which the Trust or any Subsidiary
                  REIT owns, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), 10 percent or more of the stock, by voting power or number of shares; or

                           b. A non-corporate entity in which the Trust or any
                  Subsidiary REIT owns, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), 10 percent or more of the assets or net profits.

                  24. The Trust currently enforces and will continue to enforce the provisions of its Declaration of Trust, the Realty Agreement and the partnership or limited liability company agreements, as the case may be, of the Realty Subsidiary Entities concerning any and all restrictions on ownership of Paired Shares. Each Subsidiary REIT will enforce any and all restrictions in its articles of incorporation concerning restrictions on ownership of its stock.

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January 14, 1998

                  25. During the Trust's taxable years ended December 31, 1995, 1996 and 1997, less than 30 percent of the gross income of the Trust, determined after application of Treas. Reg. Section 1.856-3(g), was be derived from the sale or other disposition of:

                           a. Stock, Qualified Hedging Contracts, or other
                  securities held for less than one year;

                           b. Property in a transaction that generates
                  Prohibited Income; or

                           c. Real property (including interests in real
                  property, interests in mortgages on real property, regular and residual interests in REMICs, and mortgage pass-through securities) held for less than four years other than (i) property compulsorily or involuntarily converted to another form as a result of its destruction (in whole or in part), seizure, requisition, or condemnation (or the threat or imminence thereof) and (ii) Foreclosure Property.

                  26. At the close of each quarter of a taxable year commencing with the quarter ended March 31, 1995, (i) at least 75 percent of the value of the total assets of the Trust were and will be represented by real estate assets (including interests in mortgages on real property and interests in REMICs, to the extent provided in Section 856(c)(6)(E) of the Code), cash and cash items (including receivables), and government securities (the "75 Percent Test") and (ii) with respect to the securities of the Trust not included under the 75 Percent Test, (A) not more than five percent of the value of the Trust's total assets did and will consist of the securities of any one issuer (excluding the Trust's interest in the Realty Partnership, the Realty Subsidiary Entities, the Subsidiary REITs or any corporation with respect to which the Trust has directly held 100 percent of the stock at all times during such corporation's existence) and (B) not more than 10 percent of the outstanding voting securities of any one issuer (excluding the Trust's interest in the Realty Partnership, the Realty Subsidiary Entities, the Subsidiary REITs or any corporation with respect to which the Trust has directly held 100 percent of the stock at all times during such corporation's existence)(2) will be held by the Trust. At the close of each quarter of a taxable year commencing with the quarter ended March 31, 1998, (i) at least 75 percent of the value of the total assets of each Subsidiary REIT will be represented by real estate assets (including interests in mortgages on real property and interests in REMICs, to the extent provided in Section 856(c)(6)(E) of the Code), cash and cash items (including receivables), and

------------------

(2) For taxable years ending after December 31, 1997, a REIT may own 100% of the stock of a subsidiary corporation at the close of any quarter.

Sidley & Austin

January 14, 1998
         government securities (the "75 Percent Test") and (ii) with respect to the securities of each Subsidiary REIT not included under the 75 Percent Test, (A) not more than five percent of the value of each Subsidiary REIT's total assets will consist of the securities of any one issuer (excluding each Subsidiary REIT's interest in any corporation with respect to which the Subsidiary REIT holds 100 percent of the stock) and (B) not more than 10 percent of the outstanding voting securities of any one issuer (excluding each Subsidiary REIT's interest in any corporation with respect to which the Subsidiary REIT holds 100 percent of the stock) will be held by any Subsidiary REIT. With respect to this representation, the assets of the Trust and the Subsidiary REITs will be as determined pursuant to Treas. Reg.
         Section 1.856-3(g) and the term "value" means (i) fair value as determined in good faith by the Board of Trustees of the Trust or the board of directors of each Subsidiary REIT, as the case may be, or (ii) in the case of securities for which market quotations are readily available, the market value of such securities.

                  27. With respect to each loan secured by real estate held by the Trust, the Realty Partnership or any Realty Subsidiary Entity the amount of the loan has not exceeded and does not exceed the fair market value of the real property security therefor, except by amounts which would not cause the Trust to fail to satisfy the asset tests of Section 856(c)(5) of the Code or the gross income test of Section 856(c)(3) of the Code.

                  28. The Trust and each Subsidiary REIT maintains and will continue to maintain until the expiration of any applicable statute of limitations period sufficient records as to its investments to be able to show that it complies with the asset tests described above.

                  29. None of the Management Subsidiaries will provide Prohibited Services to any of the Corporation, the Operating Subsidiary Entities, Atlanta or St. John or will manage or operate any assets owned directly or indirectly by the Trust, the Realty Partnership or any Subsidiary REIT.

                  30. During the Trust's taxable years ended December 31, 1995, 1996 and 1997 and during each of the Trust's taxable years ending after December 31, 1997, the deduction for dividends paid by the Trust (as defined in Section 561 of the Code, but without regard to capital gain dividends, as defined in Section 857(b)(3)(C) of the Code) has equaled or exceeded or will equal or exceed (i) the sum of (A) 95 percent of the Trust's real estate investment trust taxable income (as defined in Section 857(b)(2) of the Code, but without regard to the deduction for dividends paid and excluding any net capital gain) and (B) 95 percent of the excess of its net income from Foreclosure Property over the tax imposed on such income by Section 857(b)(4)(A) of the Code, minus (ii) any

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January 14, 1998
Page 12



         excess noncash income (as determined under Section 857(e) of the Code). During the taxable years of the Subsidiary REITs ending on or after December 31, 1998, the deduction for dividends paid by each Subsidiary REIT (as defined in Section 561 of the Code, but without regard to capital gain dividends, as defined in Section 857(b)(3)(C) of the Code) will equal or exceed (i) the sum of (A) 95 percent of each Subsidiary REIT's real estate investment trust taxable income (as defined in Section 857(b)(2) of the Code, but without regard to the deduction for dividends paid and excluding any net capital gain) and (B) 95 percent of the excess of its net income from Foreclosure Property over the tax imposed on such income by Section 857(b)(4)(A) of the Code, minus (ii) any excess noncash income (as determined under Section 857(e) of the Code). For purposes of this paragraph, the deduction for dividends paid shall be determined after the application of Section 857(d)(3) of the Code.

                  31. At all times after December 31, 1994, the dividends paid by the Trust have been paid and will be paid in respect of each class of stock pro rata, with no preference to any share as compared with other shares of the same class. At all times after December 31, 1997, the dividends paid by each of the Subsidiary REITs will be paid in respect of each class of stock pro rata, with no preference to any share as compared with other shares of the same class.

                  32. On or before January 30, 1996 and 1997, the Trust demanded, and within 30 days after the end of the Trust's taxable year ended December 31, 1997, the Trust will demand written statements from each record shareholder of one percent or more of its stock (or, if the Trust has 2,000 or more shareholders of record of its stock on any dividend record date, each record shareholder of five percent or more of its stock) setting forth the following information:

                           a. The actual owners of the Trust's stock (i.e., the
                  persons who are required to include in gross income in their returns the dividends received on the stock); and

                           b. The maximum number of shares of the Trust
                  (including the number and face value of securities convertible into stock of the Trust) that were considered owned, directly or indirectly (within the meaning of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code), by each of the actual owners of any of the Trust's stock at any time during the last half of the Trust's taxable year.

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January 14, 1998
Page 13



                  33. The Trust will maintain the written statements described in the preceding paragraph and the Trust and the Subsidiary REITs will keep and maintain all records required pursuant to Treas. Reg. Section 1.857-8 in the internal revenue district in which they are required to file their federal income tax returns, and the statements and records will be available for inspection by the IRS until the expiration of any applicable statute of limitations period.

                  34. The shareholder demand letters sent in January 1996 were sent by the Corporation for the benefit of and at the request and under the direction and control of the Trust.

                  35. The Trust will continue to, and the Subsidiary REITs will, use the calendar year as their taxable year.

                  36. Not all of the trustees of the Trust are also directors of the Corporation, and some of the directors of the Corporation are not trustees of the Trust. No individual serves as an officer of both the Trust and the Corporation concurrently.

                  37. The Trust, the Realty Partnership, each Realty Subsidiary Entity and each Subsidiary REIT each maintain separate books and records.

                  38. The Trust, the Realty Partnership, the Realty Subsidiary Entities and each Subsidiary REIT (and any other entity in which the Trust directly or indirectly holds an interest) do not and will not furnish or render any services to the Corporation, the Operating Partnership, any Operating Subsidiary Entity, Atlanta or St. John.

                  39. At all times, material transactions among the Trust, the Corporation, the Realty Partnership, the Realty Subsidiary Entities, the Operating Partnership, the Operating Subsidiary Entities, the Subsidiary REITs, Atlanta and St. John, or any of them, have been and will be negotiated and structured with the intention of achieving an arm's-length result.

                  40. The Realty Partnership and each Realty Subsidiary Entity is operated and will continue to be operated in accordance with the enabling statute of the jurisdiction under which it is organized, its organizational documents and its partnership or limited liability company agreement, as the case may be.

                  41. The partnership or limited liability company agreement, as the case may be, of the Realty Partnership and each Realty Subsidiary Entity will remain in substantially the

Sidley & Austin
January 14, 1998
Page 14



         same form as it is upon the date of this letter and will not be amended in any manner which would affect your opinion.

                  42. No general partner is acting as an agent of any limited partner in connection with the investments by the limited partners in, and operations of, the Realty Partnership or any Realty Subsidiary Entity that is a limited partnership. The Trust will be active in the management of the Realty Partnership and will be independent of the limited partners.

                  43. No member is acting as an agent of any other member in connection with the investments by the members in, and operations of, any Realty Subsidiary Entity that is a limited liability company. The Trust and the Realty Partnership will be active in the management of the Realty Subsidiary Entities.

                  44. The transactions in which the partners and members acquired interests in the Realty Partnership and the Realty Subsidiary Entities are not required to be registered under the Securities Act of 1933, as amended.

                  45. The Realty Partnership will not have more than 100
         Partners.

                  46. The interests in each of the Realty Partnership and each Realty Subsidiary Entity will not be traded on an established securities market or be readily tradeable on a secondary market (or the substantial equivalent thereof).

                  47. The Realty Partnership and the Realty Subsidiary Entities intend to hold assets for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating hotel properties and interests in hotels and to make such occasional sales of such properties, including peripheral land, as are consistent with the investment objectives of the Realty Partnership and the Realty Subsidiary Entities.

                  48. Neither the Realty Partnership nor any Realty Subsidiary Entity has elected or will elect to be classified as an association for federal tax purposes.

                  49. The Realty Partnership and each Realty Subsidiary Entity that was in existence prior to January 1, 1997 claimed or will claim classification as a partnership for federal tax purposes for all periods prior to January 1, 1997 during which it was in existence.

Sidley & Austin
January 14, 1998
Page 15



                  50. The Trust expects to own in excess of 20 percent of the partnership interests of the Realty Partnership throughout the life of the Realty Partnership.

                  51. The intent of the partners and the members of the Realty Partnership and the Realty Subsidiary Entities is to conduct joint business and investment activities through a flexible economic arrangement without incurring an entity-level tax.

                  52. The Realty Partnership and the Realty Subsidiary Entities are each bona fide and each transaction or series of related transactions will be entered into for a substantial business purpose.

                  53. The payment of cash in lieu of fractional Paired Shares in connection with any stock dividend was not and will not be separately bargained for consideration and was or will be made solely for the purpose of saving the Trust and the Corporation the expense and inconvenience of issuing fractional Paired Shares.

                  54. Westin Worldwide, Seattle, Lauderdale and Denver have each declared and paid a dividend prior to and independent of the Closing Date and neither the amount nor the source of funds for such dividends was dependent on the occurrence of the Closing Date.

                  55. The Westin Acquisition was consummated in compliance with the material terms of the Transaction Agreement, and none of the material terms and conditions therein were waived or modified.

                  56. The ratio for the exchange of Worldwide Shares for Exchangeable Preferred Shares and cash in the Westin Acquisition was negotiated through arm's-length bargaining.

                  57. There is no plan by the Members to sell, exchange or otherwise dispose of a number of Exchangeable Preferred Shares received pursuant to the Westin Acquisition that would reduce the Members' ownership of Exchangeable Preferred Shares to a number of shares having a value as of January 2, 1998 of less than fifty percent (50%) of the value of all of the formerly outstanding Worldwide Shares as of January 2, 1998. For purposes of this representation, Worldwide Shares exchanged for cash or exchanged for cash in lieu of fractional Exchangeable Preferred Shares were treated as outstanding Worldwide Shares as of January 2, 1998. Moreover, Worldwide Shares and Exchangeable Preferred Shares held by the Members and otherwise sold, redeemed or disposed of prior or subsequent to January 2, 1998 were considered in making this representation.

Sidley & Austin
January 14, 1998
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                  58. The Trust has no plan to reacquire any of the Exchangeable
         Preferred Shares issued pursuant to the Westin Acquisition.

                  59. The Trust has no plan to sell or otherwise dispose of any of the assets of Westin Worldwide acquired in the Westin Acquisition, except for dispositions (i) in the ordinary course of business, or (ii) that are necessary to ensure that the representations set forth herein are accurate, or in transactions described in Section 368(a)(2)(C) of the Internal Revenue Code.

                  60. The Trust will continue the historic business of Westin Worldwide or use a significant portion of Westin Worldwide's historic business assets in a business.

                  61. Except as set forth in the Transaction Agreement, the Westin Companies paid their expenses incurred in connection with the Westin Acquisition. Westin Worldwide did not pay any of the expenses of the Members incurred in connection with the Westin Acquisition.

                  62. There is no intercorporate indebtedness existing between the Trust and Westin Worldwide that was issued, acquired, or will be settled at a discount.

                  63. Westin Worldwide is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                  64. Westin Worldwide is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                  65. As of January 2, 1998, the fair market value of the assets of Westin Worldwide exceeded the sum of its liabilities (including any liabilities to which its assets are subject).

                  66. The payment of cash in lieu of fractional Exchangeable Preferred Shares or Paired Shares was not separately bargained for consideration and was made solely for the purpose of saving the Trust and the Corporation the expense and inconvenience of issuing fractional Exchangeable Preferred Shares or fractional Paired Shares.

                  67. The Merger will be consummated in compliance with the material terms of the Merger Agreement, and none of the material terms and conditions therein have been waived or modified.

Sidley & Austin
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                  68. The fair market value of the real estate assets of ITT
         Corporation exceeds four billion dollars ($4,000,000,000).

                  69. As of the date hereof, the fair market value of the Corporation Shares and the fair market value of the Trust Shares relative to the total fair market value of the Paired Shares is 30% and 70%, respectively.

                  70. The 0.25% per annum fee to be received by the Trust for its guarantee of the third party indebtedness to be incurred by the Corporation in connection with the Merger is reasonable as to each of the Trust and the Corporation.

                  71. As of the date hereof, the Corporation could arrange debt financing for the acquisition of ITT without the credit support provided by a guaranty by the Trust.

                  72. Where the foregoing representations involve matters of law, you have explained to us the relevant and material legal authority to which such representations relate.

         The undersigned fully understands that Sidley & Austin will be relying on the accuracy and completeness of the statements made in this letter in rendering the opinions contained in the Opinion Letter, and the undersigned has examined such records and other documents and made such inquiries and investigation as the undersigned deemed necessary to obtain sufficient actual knowledge to support the representations made herein.

                                        Very truly yours,

                                        STARWOOD HOTELS & RESORTS TRUST




                                       By: /s/ Ronald Brown
                                          ---------------------------
                                           Name:  Ronald Brown
                                           Title: Senior Vice President
                                                  and Chief Financial Officer